December 20, 2021
File No.:  256815.00176

Eldorado Gold Corporation
Suite 1188 - Bentall 5
550 Burrard Street
Vancouver, BC V6C 2B5

Dear Sirs/Mesdames:

Re: Eldorado Gold Corporation - Issuance of Shares Pursuant to the Redemption of Performance Share Units Granted under the Amended and Restated Performance Share Unit Plan of Eldorado Gold Corporation as approved  April 22, 2021 (the "PSU Plan")

We have acted as counsel to Eldorado Gold Corporation (the "Corporation"), a corporation governed by the Canada Business Corporations Act ("CBCA"), in connection with the registration under the U.S. Securities Act of 1933, as amended (the "Act"), on a registration statement dated December 20, 2021 on Form S-8 (the "Registration Statement") of an additional 2,500,000 common shares ("PSU Shares") of the Corporation issuable pursuant to the redemption of performance share units ("PSUs") granted under the Corporation's PSU Plan and the terms of the PSU Plan.  This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Corporation, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed.  As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Corporation or of other companies or public officials as the case may be.

For the purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from SEDAR, the electronic filing system of the securities regulatory authorities in Canada, or EDGAR, the electronic filing system of the U.S. Securities and Exchange Commission), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

Whenever our opinion refers to shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein and is limited to the CBCA.  This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

Based on and subject to the foregoing we are of the opinion that, as of the date hereof any PSU Shares that may be issued pursuant to the PSU Plan have been duly authorized by the Corporation and that the PSU Shares, when issued in accordance with the terms of the PSUs granted under the PSU Plan and the terms of the PSU Plan, and upon receipt by the Corporation of full consideration therefor, will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

/s/ FASKEN MARTINEAU DUMOULIN LLP